Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of SONDORS Inc., of our report dated August 2, 2022, relating to the combined financial statements of SONDORS Electric Bike Company and SONDORS Electric Car Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Irvine, California

February 6, 2023